SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule §240.14a-12

Rotech Healthcare Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2600 Technology Drive, Suite 300

Orlando, Florida 32804

(407) 822-4600

April 29, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Rotech Healthcare Inc., a Delaware corporation (the “Company”), to be held at the Hyatt Regency, Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida on Friday, June 24, 2011, at 8:30 a.m., local time.

The principal business of the meeting will be to (i) elect directors for the ensuing year, (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and (iii) transact such other business as may properly come before the meeting and at any adjournment thereof.

Along with the attached Proxy Statement, also enclosed is a copy of the Company’s 2010 Annual Report to Stockholders, which includes the Company’s financial statements.

If you are not planning to attend the meeting, it is still important that your shares be represented. Please complete, sign, date and return to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

Sincerely,

PHILIP L. CARTER

President and Chief Executive Officer

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(407) 822-4600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 24, 2011

The 2011 Annual Meeting of Stockholders of Rotech Healthcare Inc., a Delaware corporation (the “Company”), will be held on Friday, June 24, 2011, at 8:30 a.m., local time, at the Hyatt Regency, Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida.

The principal business of the Annual Meeting will be to (i) elect directors for the ensuing year, (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 and (iii) transact such other business as may properly come before the meeting and at any adjournment thereof.

Stockholders of record at the close of business on Thursday, April 28, 2011, the record date for the Annual Meeting, are entitled to notice of the Annual Meeting and to vote the shares held on that date at the Annual Meeting. Stockholders of record of the Company’s common stock may vote their shares by completing and returning the enclosed proxy card. This proxy is being solicited by the Board of Directors of the Company.

In accordance with Delaware corporate law, the Company will make available for examination by any stockholder entitled to vote at the Annual Meeting, for any purpose germane to the Annual Meeting, during ordinary business hours, for at least 10 days prior to the Annual Meeting, at the offices of Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida, a complete list of the stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order.

Sincerely,

REBECCA L. MYERS

Secretary and Chief Legal Officer

April 29, 2011

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENVELOPE PROVIDED. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, THE COMPANY ASKS FOR YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

ROTECH HEALTHCARE INC.

2600 Technology Drive, Suite 300

Orlando, Florida 32804

(407) 822-4600

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rotech Healthcare Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held at the Hyatt Regency, Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida, on Friday, June 24, 2011, at 8:30 a.m., local time, and any adjournment thereof. The matters to be considered and acted upon at the meeting are set forth in the attached Notice of Annual Meeting. This Proxy Statement, the Notice of Annual Meeting and the form of proxy are first being filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2011 and will be first mailed to stockholders on or about May 13, 2011.

The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting has been fixed by the Board of Directors as the close of business on Thursday, April 28, 2011. There are 25,680,268 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each of the matters listed in the Notice of Annual Meeting.

If the accompanying proxy is signed and returned, the shares represented by the proxy will be voted as specified in the proxy. If you execute the enclosed proxy card but do not give instructions, your proxy will be voted as follows: (i) FOR the election of the nominees for directors named below, and (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. A stockholder executing a proxy card may revoke it at any time before it is exercised by giving written notice revoking the proxy to the Company’s Secretary at 2600 Technology Drive, Suite 300, Orlando, Florida 32804, by subsequently delivering another proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not automatically revoke your proxy.

The presence, in person or by proxy, of the holders of common stock representing a majority of the issued and outstanding common stock entitled to vote at the meeting will constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of a quorum, but will have no effect on the votes required to elect directors or to approve any other matter. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting.

The SEC’s rules permit us to deliver a single set of Annual Meeting materials to one address shared by two or more of our stockholders. We have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Investor Relations in writing at 2600 Technology Drive, Suite 300, Orlando, Florida 32804, (407) 822-4600. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Annual Meeting, proxy statements and annual reports for your household, please contact Investor Relations at the above address.

If any other matters are properly presented at the Annual Meeting, the persons named in the form of proxy will be entitled to vote on those matters for you. As of the date of this Proxy Statement, the Company was not aware of any other matters to be raised at the Annual Meeting.

ABSTENTIONS AND “BROKER NON-VOTES”

Stockholders and brokers returning proxies or attending the meeting who abstain from voting will count towards determining a quorum. However, such abstentions will have no effect on the outcome of the election of directors or the approval of any other matter. Broker non-votes (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) will be treated as present for purposes of a quorum, but will have no effect on the votes required to elect directors or to approve any other matter.

VOTING REQUIREMENTS

Election of Directors. The election of directors requires a majority of the votes cast for the election of directors; accordingly, the directorships to be filled at the Annual Meeting will be filled by the nominees receiving the affirmative vote of a majority of the votes cast by stockholders represented and entitled to vote at the annual meeting; provided, however, that if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast.

In the election of directors, votes may be cast in favor of all nominees, or withheld with respect to any or all nominees. The affirmative vote of a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. A vote to withhold authority with respect to any or all nominees will be counted as a vote against the nominee(s) for the purposes of determining whether the number of votes cast for a nominee’s election exceeds the number of votes cast against such nominee’s election. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast for or against this proposal by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of auditors.

Other Proposals. The affirmative vote of a majority of the votes cast for or against each proposal by stockholders entitled to vote at the Annual Meeting is required to approve each such proposal other than the election of directors. An abstention from voting on any proposal will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against the proposal, it will have no effect on the outcome of the vote.

EXPENSE AND MANNER OF SOLICITATION

The Company will bear the cost of this solicitation, including amounts paid to banks, brokers and other record owners to reimburse them for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. The solicitation will be by mail, with the material being forwarded to the stockholders of record and certain other beneficial owners of the common stock by the Company’s officers and other employees (at no additional compensation). Such officers and employees may also solicit proxies from stockholders by personal contact, by telephone or by any other means if necessary in order to assure sufficient representation at the Annual Meeting. The Company has also retained Laurel Hill

Advisory Group, LLC to assist in distributing and soliciting proxies, as necessary, with respect to shares of common stock held of record by brokers, nominees and institutions. The Company does not anticipate that the costs of such proxy solicitation firm will exceed $6,000, plus its out-of-pocket fees and expenses.

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

Directors

The Board of Directors has nominated the following five (5) director nominees for election at the Annual Meeting: Philip L. Carter, Arthur J. Reimers, James H. Bloem, Edward L. Kuntz and Arthur Siegel. Please see “Proposal 1—Election of Directors” for the names, ages, qualifications and business experience of each of the Company’s director nominees for election at the Annual Meeting.

Executive Officers

Pursuant to the Company’s By-laws, its officers are chosen annually by the Board of Directors and hold office until their respective successors are chosen and qualified.

Philip L. Carter, age 62, became President, Chief Executive Officer and a director of the Company in December 2002. From March 2002 to November 2002, Mr. Carter was self-employed. From May 1998 to February 2002, Mr. Carter was the Chief Executive Officer and a director of Apria Healthcare Group Inc., then a publicly traded healthcare company. Prior to joining Apria Healthcare Group Inc., Mr. Carter had served as President and Chief Executive Officer of Mac Frugal’s Bargains Close-Outs Inc., a chain of retail discount stores, since 1995.

Steven P. Alsene, age 42, became Chief Financial Officer and Treasurer of the Company in September 2006. Prior to his formal appointment as Chief Financial Officer and Treasurer, Mr. Alsene served in such capacity on an interim basis since June 2006. Mr. Alsene joined the Company in June 2003 as the Vice President of Internal Audit and has also served as our Vice President of Finance. From June 1999 to June 2003, Mr. Alsene was the Head of Corporate Audit Services of Harcourt Education, a division of Reed Elsevier PLC. From 1992 to 1999, Mr. Alsene served in various audit department capacities including audit manager with PricewaterhouseCoopers LLP. Mr. Alsene is a certified public accountant in the State of Florida. He received his Bachelor of Science in Accounting from Florida State University and holds a Masters in Accounting from Florida State University.

Michael R. Dobbs, age 61, became Chief Operating Officer of the Company in January 2003. Prior to joining the Company, Mr. Dobbs was an officer of Apria Healthcare Group Inc., then a publicly traded healthcare company, serving as Executive Vice President, Logistics from January 1999 to January 2003 and as Senior Vice President, Logistics from June 1998 to January 1999. Prior to joining Apria Healthcare Group Inc., Mr. Dobbs served as Senior Vice President of Distribution for Mac Frugal’s Bargains Close-Outs Inc., a chain of retail discount stores, from 1991 to 1998.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The compensation committee of the Board of Directors has overall responsibility with respect to the design, approval and evaluation of the executive compensation plans, policies and programs of the Company. This compensation discussion and analysis discusses the compensation objectives of the Company and the decisions and the rationale behind those decisions relating to 2010 compensation for the Company’s principal executive officer, principal financial officer and chief operating officer, referred to herein as the “named executive officers.” The compensation committee believes that the total compensation paid to the Company’s executives is fair, reasonable and competitive. As used in this proxy statement, “we”, “our”, “us” and the “Company” refer to Rotech Healthcare Inc.

Compensation Philosophy and Objectives of our Compensation Program

The compensation committee’s executive compensation philosophy supports the Company’s overall business strategy and has at its core a strong link between pay, performance and retention. The compensation committee believes that the most effective executive compensation program is one that is designed to:

•	reward the achievement of specific annual, long-term and strategic goals by the Company;

•	align the named executive officers’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value;

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create a direct relationship between pay levels, corporate performance, the Company’s compliance with all applicable laws and regulations, the provision of quality services to the Company’s customers and returns to stockholders; and

•	provide overall competitive pay levels, create proper incentives to enhance stockholder value and reward superior performance in light of the returns available to stockholders.

The compensation committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to named executive officers remains competitive relative to the compensation paid to similarly situated executives in our industry. To that end, the compensation committee believes compensation packages provided by the Company to our named executive officers should include both cash and stock-based compensation that reward performance as measured against established goals. Further, the compensation committee continually considers whether stock-based compensation is appropriate in a given year.

Determination of Compensation

How we structure compensation

Compensation of our named executive officers consists of three key components: base salary, annual incentive awards and long-term incentive awards.

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Base Salary. Base salary levels have been established in order to attract and retain our named executive officers, commensurate with their level of responsibility within the organization and compensation paid to similarly situated individuals at comparable companies. We pay base salary in order to provide named executive officers with sufficient, regularly-paid income and to attract, recruit and retain the named executive officers with the knowledge, skills and abilities necessary to successfully execute their job duties and responsibilities.

•	Annual Incentive Awards. Annual incentives closely link the named executive officer’s pay with performance in areas that are critical to the Company’s short-term operating success. We grant the named executive officers the opportunity to earn annual incentives in order to be competitive from a total remuneration standpoint and to ensure that executive compensation is focused on annual financial and operating results. Both base salary and annual incentives are designed to reward annual achievements and to be commensurate with the named executive officer’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness.

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Long-Term Incentive Awards. Long-term incentives motivate our named executive officers to make decisions that are in the best interests of the Company’s stockholders and reward them for the sustained creation of stockholder value. Historically, we have provided our named executive officers the opportunity to earn long-term compensation in order to be competitive from a total remuneration standpoint and to ensure a focus on stockholder return. Our long-term elements of compensation focus on motivating and challenging the named executive officers to achieve superior, longer-term, sustained results. We consider long-term incentives to be an important component of our named executive officers’ compensation.

The Company and the compensation committee intend that the components of the executive compensation program will support the Company’s compensation philosophy, reinforce the Company’s overall business strategy, and ultimately drive stockholder value creation. The Company has entered into employment agreements with its chief executive officer and chief operating officer and a letter agreement with its chief financial officer which provide many of the terms of the compensation to be paid to such named executive officers. The material terms of these agreements are summarized below in the “Named Executive Officer Agreements” section of this proxy statement.

These programs enable us to reinforce our pay for performance philosophy, as well as strengthen our ability to attract and retain highly qualified named executive officers. We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. We combine the compensation elements for each named executive officer in a manner we believe optimizes the named executive officer’s contribution to the Company. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

The compensation committee believes a significant percentage of the total potential compensation of the Company’s named executive officers should be at risk based on achieving specific performance-based goals, because these named executive officers have the greatest ability to influence the Company’s performance. For 2010, over 43% of Mr. Carter’s, Mr. Dobbs’ and Mr. Alsene’s target total annual compensation was performance-based.

How we determined 2010 compensation

The compensation committee, taking into account recommendations made by the Chief Executive Officer, determined all compensation for each named executive officer for 2010. The compensation committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives. Among those are:

•	assessment of Company performance;

•	assessment of individual performance;

•	industry comparison; and

•	total compensation review.

We rely upon our judgment in making compensation decisions, after reviewing the performance of the Company and carefully evaluating a named executive officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, the named executive officer’s career with the Company, current compensation arrangements and long-term potential to enhance stockholder value. We consider competitive market compensation paid by other companies in our industry, but we have not established a peer group, and we do not use peer group analyses to benchmark the compensation paid to our named executive officers, attempt to maintain a certain target percentile within a peer group or otherwise rely on that data to determine executive compensation.

The compensation committee does not currently have a contractual arrangement with any compensation consultant who has a role in determining or recommending the amount or form of any named executive officer or director compensation. While the compensation committee has consulted with a compensation consultant in prior years, specifically, with respect to the 2010 performance year, we did not engage the services of a compensation consultant to provide advice to us regarding executive compensation. Going forward, the compensation committee may seek the advice of compensation consultants on an “as needed” basis and for special projects related to executive, director and other employee compensation. The compensation committee annually reviews whether the services of a compensation consultant are required.

Base Salary

Base salary is the guaranteed element of employees’ annual cash compensation. The value of base salary reflects the named executive officer’s long-term performance, skill set and the market value of that skill set. The compensation committee reviews each named executive officer’s base salary annually in light of his individual performance, management’s overall accomplishments, the complexity of the Company’s business, the Company’s financial performance and compensation levels of similarly titled officers of industry competitors.

The compensation committee reviewed and determined the 2010 base salaries for our named executive officers at its meetings held on November 23, 2009. The effective date of the base salary increases for the named executive officers generally take effect on the anniversary date of the named executive officer’s starting date with the Company as described below.

Philip L. Carter

Mr. Carter has served as President and Chief Executive Officer of the Company since December 9, 2002. Under the terms of Mr. Carter’s employment agreement, his base salary is reviewed by the Board of Directors or the compensation committee at least annually. Mr. Carter’s 2010 annual base salary was increased by approximately 2% over the prior year to $950,000 per year to provide for a general cost-of-living increase.

Steven P. Alsene

Mr. Alsene has served as the Company’s Chief Financial Officer and Treasurer since September 2006. Prior to his formal appointment as Chief Financial Officer and Treasurer, Mr. Alsene served in such capacity on an interim basis since June 2006. Mr. Alsene’s annual base salary was increased by approximately 12% over the prior year to $354,000 for 2010. This increase was based on the following three (3) factors: (1) the compensation committee’s determination that Mr. Alsene’s prior annual base salary needed a competitive adjustment; (2) in recognition of his performance in 2009; and (3) to provide for a general cost-of-living increase.

Michael R. Dobbs

Mr. Dobbs has served as the Company’s Chief Operating Officer since January 13, 2003. Under the terms of Mr. Dobbs’ employment agreement, his base salary is reviewed by the Board of Directors or the compensation committee at least annually. Mr. Dobbs’ annual base salary was increased by approximately 2% over the prior year to $532,000 for 2010 to provide for a general cost-of-living increase.

The amounts received by Messrs. Carter, Alsene and Dobbs as salary in 2010 are shown in the “Salary” column of the Summary Compensation Table.

We believe that the current base salaries for our named executive officers are consistent with compensation objectives established by the compensation committee and reflect the current market conditions in which we operate.

Annual Incentives

General

Annual incentive compensation is an integral part of the Company’s compensation program. Each year the compensation committee establishes an annual incentive award plan for members of senior management (including each of the Company’s named executive officers) pursuant to the Rotech Healthcare Inc. Performance Bonus Plan (the “Performance Bonus Plan”). Payments of bonus awards to our named executive officers under such programs are based on the compensation committee’s assessment of the Company’s and each named executive officer’s performance measured against previously set financial objectives and the achievement of certain strategic goals. Generally, the compensation committee sets the performance target levels such that the relative difficulty of achieving the target level is consistent from year to year. Achievement of these goals is substantially uncertain at the time such goals are established.

A description of the annual incentive compensation provided to the named executive officers for 2010 is set forth below. We describe the performance measures, the weighting of the performance measures, the target opportunities and the general operation of the annual incentive plan.

2010 Performance Bonuses

As contemplated in their respective employment or letter agreements, for the 2010 performance period we provided Mr. Carter and Mr. Dobbs with a cash bonus opportunity of up to 100% of their respective 2010 annual base salaries and Mr. Alsene with a cash bonus opportunity of up to 75% of his 2010 annual base salary. These incentive targets were also derived in part from the compensation committee’s judgment on the impact that the positions of chief executive officer, chief operating officer and chief financial officer have on our short-term operating success, total stockholder return, their relative value to the Company and the desire to maintain a consistent annual incentive target for the chief executive officer, chief operating officer and chief financial officer positions. The amount each named executive officer actually receives, if any, depends on the Company’s achievement of specific financial and performance targets and the named executive officer’s continued employment with the Company.

For 2010, target annual incentive compensation comprised between 43% and 50% of the total annual compensation for the named executive officers. The compensation committee believes annual incentive compensation comprising such percentages of total annual compensation for the named executive officers is appropriate because:

•	the named executive officers are in positions to drive corporate performance;

•	results beneficial to stockholders will trigger incentive compensation payments to the named executive officers;

•	this compensation is “at risk” and earned only if financial results warrant any payments; and

•	tying a significant percentage of total target annual compensation to incentive payments helps ensure focus on the incentive goals.

In 2010, our performance targets were allocated as follows: (i) one-third (1/3) of the bonus target amount was allocated to a quarterly days sales outstanding of accounts receivable goal (“DSOs”); and (ii) two-thirds (2/3) of the bonus target amount was allocated to an annual Adjusted EBITDA goal. Accordingly, each named executive officer was eligible to be paid one-third (1/3) of his target award based on the Company’s achievement of the 2010 annual performance goals as follows: (A) up to one-third (1/3) of the bonus entitlement was to be paid upon achievement of quarterly year-to-date days sales outstanding of accounts receivable below the quarterly days sales outstanding of accounts receivable for the same quarter during 2009, with one-third of such portion earned for the second, third and fourth quarters; and (B) two-thirds (2/3) of the bonus entitlement was to be paid upon achievement of the annual Adjusted EBITDA goal for 2010 which was set at $114 million. The quarterly year-to-date days sales outstanding targets were 51.4 days for the second quarter, 45.6 days for the third quarter and 48.9 days for fourth quarters of 2010, respectively.

The performance goals were generally developed through the Company’s annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results. Two metrics that were proxies for this goal are Adjusted EBITDA and DSOs. Adjusted EBITDA not only provides cash but also creates a runway for projections and leverage potential. DSOs are a source of working capital and any reduction is a source of cash that results in a reduced requirement for debt and lower leverage. As a result, the compensation committee tied the 2010 performance bonus payments to these two indicators. The definition of Adjusted EBITDA was based on the definition that was contained in our Credit Agreement that was in effect at the time such goals were established, which refers to net income plus: (i) income tax expense; (ii) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness; (iii) depreciation and amortization expense; (iv) amortization of intangibles and organization costs; and (v) extraordinary, unusual or non-recurring expenses or losses. The compensation committee also believed that these performance measures would motivate our named executive officers to focus on meeting annual goals that lead to our long-term success. The compensation committee believed that the near-term growth of the Company’s overall business and its Adjusted EBITDA was the most important objectives currently facing the Company, and accordingly, allocated a significant portion of the annual bonus opportunity to performance measures that will encourage the named executive officers to focus directly on those objectives. The quarterly days sales outstanding of accounts receivable goal was added beginning in the 2008 performance period as an important incentive to focus on the Company’s working capital, billing and collection cycles.

Each financial performance measure must be achieved in order for the bonus to be paid with respect to that measure. If the Company does not meet the threshold level for a particular performance measure, no bonus is payable with respect to that performance measure. The performance bonuses were structured to provide a cap on the maximum award that may be achieved in order to avoid excessive risk taking by our named executive officers that would potentially threaten the economic viability of the Company. The performance criteria was also designed to focus on performance metrics that deliver value to our stockholders and that focus on the health of our business. Further, all of our named executive officers own shares of the Company’s common stock which aligns their interests with those of our other stockholders while mitigating the chance of excessive risk-taking.

As discussed above, the financial performance targets generally are set based on the Company’s annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results. Upon completion of the fiscal year, the compensation committee assesses the performance of the Company for each performance goal comparing the actual fiscal year results to the pre-determined levels for each objective.

For 2010, the performance targets that were set were all substantially uncertain to be achieved at the time they were set and were significant stretch targets for the Company. Although the Company came close to achieving the 2010 performance targets, as previously discussed, no bonus was payable since the Company did not meet the threshold levels for both of the performance targets. Accordingly, no performance bonuses were paid to the named executive officers for 2010. Any discretionary bonuses paid to the named executive officers for 2010 appear in the Summary Compensation Table under the “Bonus” column. In addition, in December 2010, we approved a supplemental performance bonus program with a cash component and an equity component for certain senior officers of the company including the named executive officers. All cash payments and all equity awards under this supplemental performance bonus program were conditioned upon the completion of the refinancing of the Company’s 2012 Subordinated Notes. The purpose of this supplemental performance bonus program was to provide an incentive for such senior officers to drive the achievement of the strategic and financial goals required in order to best position the company to successfully achieve such debt refinancing. Accordingly, no cash bonuses were paid and no equity was granted pursuant to this supplemental performance bonus program in 2010.

Long-Term Incentives

Stock Options

We provide long-term incentives to our named executive officers in the form of stock options granted under the Rotech Healthcare Inc. Common Stock Option Plan (the “Option Plan”). Stock options under the Option Plan are designed to encourage our named executive officers to focus on the creation of long-term stockholder value. Stock options provide incentives to our named executive officers to work toward increasing the price of our common stock in order to more closely align the named executive officers’ interests with those of our stockholders and provide the named executive officers with the opportunity to have a larger personal and financial interest in the success of the Company because stock options have value only if our stock price increases over time. The Company’s stock options which have a ten year term and an exercise price equal to at least the fair market value on the date of the grant help focus the named executive officers on long-term growth. The compensation committee believes that stock options reward goals that are important to our stockholders, can be valuable in attracting and retaining highly qualified management personnel and provide additional motivation to our named executive officers to use their best efforts on behalf of the Company. In addition, the compensation committee believes that the grant of stock options is a significant component in the retention of our named executive officers because stock options granted under the Option Plan generally vest over a three-year period in twelve equal quarterly installments (subject to accelerated vesting in connection with certain terminations of employment or upon a “change of control” of the Company).

Stock Option Exchange

On December 31, 2009, the Company completed an exchange offer with respect to certain outstanding options to purchase shares of the Company’s common stock with exercise prices that were equal to or greater than $14.00 per share held by certain of its employees, including the Company’s named executive officers, and directors (the “Offer”). The Company filed with the SEC a Schedule TO containing the terms and conditions of the Offer on December 2, 2009, Amendment No. 1 thereto on December 10, 2009 and Amendment No. 2 thereto on January 4, 2010 (collectively, the “Schedule TO”). The Company reported the results of the Offer in Amendment No. 2 to its Schedule TO.

The following table sets forth certain information concerning the options surrendered by, and the new options granted to, each of the Company’s named executive officers in the Offer.

Name	Exchanged Options		New Options
	Number of Shares	Exercise Price	Number of Shares	Exercise Price
Philip L. Carter	750,000	$17.00	250,000	$0.41
Steven P. Alsene	10,000	$23.95	3,333	$0.41
Michael R. Dobbs	400,000	$17.00	133,333	$0.41

All of these new options were granted on December 31, 2009. Pursuant to the terms of the Offer, the options granted to Messrs. Carter, Alsene, and Dobbs have an exercise price of $0.41 per share, which price was equal to the average of the closing prices of the Company’s common stock on the OTC Bulletin Board during the five trading days immediately preceding the date the exchange offer was completed. The new options retain the same expiration date as the surrendered options, subject to earlier expiration of the option upon termination of the service of the optionee. The new options will vest in sixteen equal quarterly installments, with the first such installment vesting 90 days after the replacement grant date, subject to the optionee’s continued service with us on each such date. If the replacement stock options would expire prior to becoming fully vested under the above schedule, vesting will be accelerated, such that 100% of the replacement stock options will fully vest as of 180 days prior to the expiration of the replacement stock options, subject to the optionee’s continued service with us through such date. The surrendered options held by Messrs. Carter, Alsene and Dobbs have expiration dates of December 19, 2012, October 18, 2014 and April 7, 2013, respectively. All new options were granted under the Option Plan and, other than the changes described herein, have terms and conditions that are the same as those contained in the corresponding original option grants.

As of April 25, 2011, our named executive officers held stock options to purchase an aggregate of 2,136,666 shares of the Company’s common stock outstanding under the Option Plan of which, options to purchase 1,470,834 shares were vested and had exercise prices ranging from $0.41 per share to $4.00 per share.

Perquisites and Other Compensation

Perquisites

The Company’s named executive officers receive limited perquisites. We pay health insurance premiums as well as excess life insurance premiums for our named executive officers. In addition, the Company provides Mr. Carter and Mr. Dobbs with a company car and reimbursement for reasonable vehicle expenses (including payment for gas, automobile service and insurance). Mr. Alsene is also provided with a vehicle allowance. The objective of perquisites is to facilitate the performance of the named executive officers’ work for the Company. The compensation committee reviews perquisites as part of their competitive total remuneration analysis.

Employee Profit Sharing Plan

We provide our named executive officers and other employees with income for their retirement through a profit sharing plan titled the Rotech Healthcare Inc. Employees Plan (the “Employees Plan”), which is intended to be a tax-qualified defined contribution plan. The Employees Plan is broad-based and provides retirement benefits to Company employees within limits specified in the Internal Revenue Code. The Employees Plan was established effective as of March 26, 2002. The Company contributed 250,000 shares of Series A Convertible Redeemable Preferred Stock (the “Series A Preferred”) to the Employees Plan on its effective date. The Employees Plan contains limitations on the amount of additional contributions the Company can make in the future, including limitations on annual contributions both in the aggregate and with respect to any individual employee. Company contributions to the Employees Plan are fully discretionary. There are no employee contributions under the Employees Plan. Any contributions made by the Company to the plan are allocated to individual participant accounts on the basis of the respective compensation of each participant, as compared to the aggregate compensation of all participants. Each plan participant’s benefits are fully and immediately vested. Each share of the Company’s Series A Preferred entitles the holder to an annual cumulative dividend equal to 9% of its stated value, payable semi-annually at the discretion of the Board of Directors in cash or additional shares of Series A Preferred. There were no Company contributions made to the plan for the years ended December 31, 2009 and December 31, 2010, other than the dividends described below.

Effective December 5, 2003, the Board of Directors adopted a policy of declaring dividends to the holders of the Series A Preferred under the Employees Plan on an annual basis, with each such declaration to be made at the annual meeting of the Board of Directors, which takes place each year immediately after the Company’s annual meeting of stockholders, with respect to dividends payable for the preceding year. At the meeting of the board of directors held on June 22, 2010, dividends in the amount of $434,648 were declared on our Series A Preferred and were paid in January 2011. The named executive officers each received dividends on preferred stock held in the Employees Plan, which amounts are included in the “All Other Compensation” column of the Summary Compensation Table included herein.

401(k) Plan

We also have a 401(k) plan in which named executive officers and other employees can participate. Currently, Mr. Alsene is the only named executive officer who participates in the 401(k) plan. The 401(k) plan is designed to enable eligible employees to save for retirement on a tax-deferred basis. Effective January 1, 2009, the 401(k) Plan provides for a discretionary matching contribution by the Company equal to an amount between 0% and 50% on the first $1,000 of compensation deferred, not to exceed $500 for any year.

The perquisites and other compensation received by Messrs. Carter, Dobbs and Alsene are shown in the “All Other Compensation” column of the Summary Compensation Table.

Post-Employment Compensation

Separation Benefits

Each of the employment and letter agreements with Messrs. Carter, Dobbs and Alsene provide for certain payments and benefits to the named executive officers in connection with a termination of employment by the Company without “cause” or by the named executive officer for “good reason” or upon a change of control of the Company. If Mr. Carter or Mr. Dobbs is terminated as a result of a “change of control” of the Company, each executive will be entitled to separation benefits as well as a gross-up for any “golden parachute” excise tax incurred as a result of the payment of separation benefits. Mr. Alsene’s letter agreement was amended, effective April 18, 2008, to provide for the change of control payment to align his entitlements with the other named executive officers. In addition to cash payments and benefits, each of the named executive officers’ unvested stock options will become fully vested if there is a change of control of the Company or if their employment is terminated by the Company without cause or by the named executive officer for good reason within 18 months after a change of control of the Company. These separation benefits are described in more detail below in the section entitled “Employment Agreements.”

These separation benefits are designed to facilitate the Company’s ability to attract and retain named executive officers as the Company competes for talented executives where such protections are commonly offered. These benefits are intended to allow the named executive officers to focus on stockholder interests by enabling the named executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the named executive officer’s own employment.

Other Matters

Impact of Tax and Accounting Treatment

As a general matter, the compensation committee reviews and considers the various tax and accounting implications of compensation vehicles utilized by the Company.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) precludes a public corporation from taking a deduction for compensation in excess of $1 million in any taxable year for its chief executive officer or any of its three other highest paid executive officers (other than the chief financial officer), unless certain specific and detailed criteria are satisfied. The compensation committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the compensation committee’s control also can affect the deductibility of compensation. For these and other reasons, the compensation committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code. The compensation committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its stockholders.

The Company accounts for stock-based payments, including with respect to payments under the Option Plan, in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (revised January 15, 2010), “Stock Compensation” (“FASB ASC Topic 718”). When determining amounts of grants under the Option Plan to our named executive officers and employees, the compensation committee examines the accounting cost associated with the grants.

Compensation Committee Report

The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Edward L. Kuntz, Chairman

Arthur J. Reimers

Arthur Siegel

James H. Bloem

2010 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by or awarded to, as applicable, the Company’s principal executive officer, principal financial officer and chief operating officer during fiscal years 2010 and 2009, such officers are referred to herein as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Philip L. Carter,	2010	$950,000	$316,667	$—	$—	$29,833	(4)	$1,296,500
President and Chief Executive Officer (principal executive officer)	2009	$935,162	$310,333	$—	$672,492	$33,706	(4)	$1,951,693

Steven P. Alsene,	2010	$354,000	$50,000	$—	$—	$26,045	(5)	$430,045
Chief Financial Officer (principal financial officer)	2009	$314,901	$50,000	$125,693	$169,839	$30,457	(5)	$690,890

Michael R. Dobbs,	2010	$532,000	$—	$—	$—	$31,218	(6)	$563,218
Chief Operating Officer	2009	$524,836	$—	$—	$377,419	$29,694	(6)	$931,949

(1)	Represents a discretionary bonus paid to Messrs. Carter and Alsene for fiscal year 2010 and 2009.

(2)	There were no stock options granted during 2010 to the named executive officers. The amount shown in this column for 2009 represents the aggregate grant date fair value of options granted and the aggregate incremental grant date fair value of options granted in exchange for surrendered options as part of our option exchange program in 2009, as calculated under FASB ASC Topic 718.

(3)	For fiscal years 2010 and 2009, these payments represent bonus compensation earned under the Company’s Performance Bonus Plan.

(4)	Includes excess life insurance in the amount of $7,128, company car expenses in the amount of $3,084, and health insurance premiums in the amount $19,502, and dividends on preferred stock held in the Employees Plan of $119 for the 2010 fiscal year. Includes excess life insurance in the amount of $7,027, company car expenses in the amount of $2,593, and health insurance premiums in the amount $23,945 and dividends on preferred stock held in the Employees Plan of $141 for the 2009 fiscal year.

(5)	Includes excess life insurance in the amount of $363, Company 401(k) contribution of $100, car allowances in the amount of $6,000, and health insurance premiums in the amount $19,502, and dividends on Preferred Stock held in the Employees Plan of $80 for the 2010 fiscal year. Includes excess life insurance in the amount of $318, Company 401(k) contribution in the amount of $100, car allowances in the amount of $6,000, health insurance premiums in the amount of $23,945 and dividends on preferred stock held in the Employees Plan of $94 for the 2009 fiscal year.

(6)	Includes excess life insurance in the amount of $3,812, company car expenses in the amount of $7,785, and health insurance premiums in the amount $19,502, and dividends on Preferred Stock held in the Employees Plan of $119 for the 2010 fiscal year. Includes excess life insurance in the amount of $3,767, company car expenses in the amount of $1,841, health insurance premiums in the amount $23,945 and dividends on Preferred Stock held in the Employees Plan of $141 for the 2009 fiscal year.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth each grant of an award made to a named executive officer for the fiscal year ended December 31, 2010 under the Company’s incentive plans.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
			Threshold ($)	Target ($)	Maximum ($)
Philip L. Carter	1/1/10	(1)	$—	$950,000	$950,000
Steven P. Alsene	1/1/10	(1)	$—	$265,500	$265,500
Michael R. Dobbs	1/1/10	(1)	$—	$532,000	$532,000

(1)	The amounts included in the table above with respect to these award grants reflect the target and maximum possible amounts payable under the Performance Bonus Plan assuming the target level for each of the performance goals established for the named executive officers for the fiscal year 2010 performance period in accordance with the Company’s Performance Bonus Plan was achieved at such level. The actual amounts with respect to these award grants that were earned under the Performance Bonus Plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For more information regarding these bonuses, see “Annual Incentives—2010 Performance Bonuses” above.

Named Executive Officer Agreements

Philip L. Carter

On November 1, 2002, the Company entered into an employment agreement with Philip L. Carter, which became effective on December 9, 2002 (which was amended and restated as of October 6, 2008), pursuant to which Mr. Carter serves as the Company’s President and Chief Executive Officer. The agreement had an initial term of four years and absent timely notice from either party of its or his intention to terminate the employment relationship, the employment term will continue to automatically renew for additional one year terms. The agreement provides for a minimum base salary which is reviewed at least annually by the Board of Directors or the compensation committee. Mr. Carter is also eligible for an annual bonus targeted at 100% of his base salary which is based upon certain goals and criteria established by the Board of Directors and/or the compensation committee, and which, under certain circumstances, may exceed 100% of his base salary. Mr. Carter is entitled to participate in the Company’s life, medical and disability benefits, 401(k) plan and other benefit plans and policies. He is also provided with a company car.

Mr. Carter’s agreement provides that if his employment is terminated by the Company without “cause” or by Mr. Carter for “good reason” or his employment agreement is not renewed at the expiration of any renewal period, Mr. Carter will be entitled to severance payments and benefits. In addition, the agreement provides that Mr. Carter will be entitled to receive payments upon a change of control. These termination and change of control payments and benefits are described below in the section entitled “Employment Agreements.”

Throughout Mr. Carter’s employment with the Company and thereafter, Mr. Carter has agreed (subject to certain limited exceptions) to keep confidential all of the Company’s non-public information, matters and materials and adhere to all of the Company’s policies with regard to its confidential information. Mr. Carter has also agreed not to, directly or indirectly, during the period of his employment and for 18 months following the termination of his employment, solicit any of the Company’s employees to join another company that competes with it in any way. In addition, Mr. Carter has agreed not to, directly or indirectly, during the period of his employment and for two years following the termination of his employment, induce any customer or supplier of the Company to cease being a customer or supplier of the Company or to become a customer or supplier of a competitor of the Company, otherwise compete with the Company or interfere with the Company’s business relationships.

Steven P. Alsene

On November 8, 2006, the Company entered into a letter agreement with Mr. Alsene (which was amended as of October 6, 2008), which provides that Mr. Alsene’s annual target performance bonus will be 75% of his annual base salary. Mr. Alsene’s agreement provides that if his employment is terminated by the Company without “cause” or by Mr. Alsene for “good reason”, Mr. Alsene will be entitled to severance payments and benefits. In addition, the agreement provides that Mr. Alsene will be entitled to receive a payment upon a change of control. These termination and change of control payments and benefits are described below in the section entitled “Employment Agreements.”

In addition, throughout Mr. Alsene’s employment with the Company and thereafter, he has agreed (subject to certain limited exceptions) to keep confidential all of the Company’s non-public information, matters and materials. Mr. Alsene has also agreed, for a period of one (1) year following the termination of his employment, not to directly or indirectly compete with the Company, solicit any of its employees or knowingly do anything that would be adverse in any material way to the Company’s interests (including interfering with the Company’s business relationships).

Michael R. Dobbs

On April 4, 2003, the Company entered into an employment agreement with Michael R. Dobbs (which was amended and restated as of October 6, 2008), pursuant to which Mr. Dobbs serves as the Company’s Chief Operating Officer. The agreement had an initial term of four years and absent timely notice from either party of its or his intention to terminate the employment relationship, the employment term will continue to automatically renew for additional one year terms. The agreement provides for a minimum base salary which is reviewed at least annually by the Board of Directors or the compensation committee. Mr. Dobbs is also eligible for an annual bonus targeted at 100% of his base salary which is based upon certain goals and criteria established by the Board of Directors and/or the compensation committee, and which, under certain circumstances, may exceed 100% of his base salary. Mr. Dobbs is entitled to participate in the Company’s life, medical and disability benefits, 401(k) plan and other benefit plans and policies. He is also provided with a company car.

Mr. Dobbs’ agreement provides that if his employment is terminated by the Company without “cause” or by Mr. Dobbs for “good reason” or his employment agreement is not renewed at the expiration of any renewal period, Mr. Dobbs will be entitled to severance payments and benefits. In addition, the agreement provides that Mr. Dobbs will be entitled to receive payments upon a change of control. These termination and change of control payments and benefits are described below in the section entitled “Employment Agreements.”

Throughout Mr. Dobbs’ employment with the Company and thereafter, Mr. Dobbs has agreed (subject to certain limited exceptions) to keep confidential all of the Company’s non-public information, matters and materials and adhere to all of the Company’s policies with regard to its confidential information. Mr. Dobbs has also agreed not to, directly or indirectly, during the period of his employment and for 18 months following the termination of his employment, solicit any of the Company’s employees to join another company that competes with it in any way. In addition, Mr. Dobbs has agreed not to, directly or indirectly, during the period of his employment and for two years following the termination of his employment, induce any customer or supplier of the Company to cease being a customer or supplier of the Company or to become a customer or supplier of a competitor of the Company, otherwise compete with the Company or interfere with the Company’s business relationships.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table sets forth the equity awards outstanding at December 31, 2010 for each of the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Philip L. Carter	62,500	(1)	187,500	(1)	—	$0.41	12/19/12
	750,000	(3)	—		—	$1.66	4/17/17

Steven P. Alsene	833	(1)	2,500	(1)	—	$0.41	10/18/14
	83,333	(2)	116,667	(2)	—	$0.68	9/14/19
	100,000	(4)	—		—	$1.26	11/15/16

Michael R. Dobbs	33,333	(1)	100,000	(1)	—	$0.41	4/7/13
	400,000	(3)	—		—	$1.66	4/17/17

(1)	Represents replacement stock options granted under the Option Plan. Effective December 31, 2009, the Company completed an exchange offer with respect to certain outstanding options. Mr. Carter was granted options to purchase 250,000 shares, Mr. Dobbs was granted options to purchase 133,333 shares and Mr. Alsene was granted options to purchase 3,333 shares of the Company’s common stock. All of such options will vest in sixteen equal quarterly installments, with the first such installment vesting 90 days after December 31, 2009, subject to the named executive officer’s continued service with us on each such date. If the replacement stock options would expire prior to becoming fully vested under the above schedule, vesting will be accelerated, such that 100% of the replacement stock options will fully vest as of 180 days prior to the expiration of the replacement stock options, subject to the named executive officer’s continued service with us through such date. The surrendered options held by Messrs. Carter, Alsene and Dobbs have expiration dates of December 19, 2012, October 18, 2014 and April 7, 2013, respectively.

(2)	Represents an option granted under the Option Plan. Effective September 14, 2009, Mr. Alsene was granted an option to purchase 200,000 shares of the Company’s common stock. Subject to certain exceptions, the option vest over a period of three years from September 14, 2009 in twelve equal quarterly installments.

(3)	Represents options granted under the Option Plan. Effective April 17, 2007, Mr. Carter was granted options to purchase 750,000 shares and Mr. Dobbs was granted options to purchase 400,000 shares of the Company’s stock. These options are freely exercisable.

(4)	Represents options granted under the Option Plan. Effective November 15, 2006, Mr. Alsene was granted options to purchase an aggregate of 100,000 shares of the Company’s stock. These options are freely exercisable.

2010 OPTION EXERCISES AND STOCK VESTED

None of the named executive officers exercised stock options related to the Company’s stock during 2010, and none of the named executive officers held stock awards that vested during 2010.

Performance Bonus Plan

The payment of bonus awards after a participant’s termination of employment under the Performance Bonus Plan is governed under the participant’s employment or letter agreement or other written agreement with the Company, if any, that covers the subject of bonus payments. Accordingly, the employment or letter agreements of Messrs. Carter, Dobbs and Alsene described below set forth the circumstances and bonus amounts payable to each of such officers in the event of a termination of employment. However, since Mr. Alsene’s letter agreement with the Company does not address termination on account of death or disability, in the event of his termination due to death or “disability” (generally defined in the Performance Bonus Plan as the inability to engage in substantial gainful activity because of a medical or mental impairment that is expected to last for a continuous period of not less than 12 months) the bonus amount payable to Mr. Alsene, in accordance with the terms of the Performance Bonus Plan, would be such amount that Mr. Alsene would have been entitled to if the termination did not occur. Had Mr. Alsene died or become disabled on December 31, 2010, and each of the 2010 performance objectives established under the plan were achieved, Mr. Alsene (or his estate, as applicable) would receive a payment in an amount which equals 75% of Mr. Alsene’s base salary for 2010.

Stock Option Plan

Under the Option Plan, upon a “change of control”, all of the outstanding options will become fully vested. The term “change of control” under the Option Plan generally means:

•	the acquisition of 50% or more of the combined voting power of the Company’s outstanding securities;

•	during any two-year period, individuals who serve on the Board of Directors cease to constitute a majority;

•	the stockholders approve a merger or consolidation of the Company; or

•	the stockholders approve a plan for the complete liquidation of the Company or a sale or disposition of all or substantially all of the Company’s assets.

In addition, the Stock Option Agreements pursuant to the Option Plan provide that if a named executive officer is terminated by the Company without “cause”, by the named executive officer for “good reason” or upon a “no fault” termination by the Company (each, as defined in the named executive officer’s employment or letter agreement) within 18 months (or, 90 days in the case of Mr. Dobbs, in certain instances, and Mr. Alsene) following a “change of control,” (the “CIC Protection Period”) all unvested stock options will become fully vested as of the date of termination.

For purposes of the Option Agreement, “change of control” generally means:

(i)	the acquisition by a third party of 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)	during any two-year period, individuals who constitute a majority of the Board of Directors at the beginning of the period and new directors approved by a vote of at least a two-thirds (2/3) of the directors then still in office cease to constitute a majority;

(iii)	the stockholders of the Company approve a merger or consolidation, other than (a) any such transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction, or (b) any such transaction effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(iv)	the stockholders of the Company approve an agreement or adopt a plan relating to the complete liquidation of the Company or approve an agreement for the sale or disposition of all or substantially all of the Company’s assets.

Employment Agreements

Philip L. Carter

Mr. Carter’s employment agreement provides for certain payments and benefits to Mr. Carter in connection with a change of control of the Company or his termination of employment upon: (a) his death, (b) his “incapacity” (as defined in the employment agreement), (c) the non-renewal of his employment agreement by the Company, (d) the termination of his employment by the Company without “cause”, or (e) the termination of employment by Mr. Carter with “good reason.” If Mr. Carter’s employment had been terminated on December 31, 2010 for any of the foregoing reasons the Company would have been required to pay him an amount equal to the pro rata portion (based on the portion of the year expired as of the termination date) of his target bonus for 2010 (which for the purposes of this disclosure equals the full amount of his target bonus reduced by the monthly payments Mr. Carter received during 2010 pursuant to the Performance Bonus Plan). In addition to the foregoing payments, in the event that Mr. Carter’s termination is as a result of his death or incapacity, he (or in the event of his death, his estate) is entitled to receive the full amount of his target bonus for the year in which the termination occurs (less any pro rata portion separately paid in accordance with the prior sentence). For purposes of this disclosure, such payment is equal to the pro rata payment described above.

If Mr. Carter’s employment were terminated as a result of the Company’s non-renewal of his employment agreement, by the Company without cause or by Mr. Carter with good reason, in addition to the payments set forth in the above paragraph, the Company will:

(i)	pay Mr. Carter a lump sum which equals three times the sum of his then base salary plus the full amount of his target bonus for the year in which the termination occurs;

(ii)	continue to provide Mr. Carter with all benefits provided to him prior to his termination (other than 401(k) contributions) (including health insurance benefits (for Mr. Carter and his spouse and dependents, if applicable), life insurance and disability insurance benefits) for a period of up to 24 months; and

(iii)	pay the cost of up to 12 months of executive-level outplacement services.

In the event of a “change of control,” the Company will pay Mr. Carter a lump sum which equals three times the sum of his then base salary plus the full amount of his target bonus for the year in which the termination occurs. The Company will be required to provide Mr. Carter with “gross-up” payments in the event such payment constitutes an “excess parachute payment” as defined under Section 280G of the Internal Revenue Code. As of the date of this proxy statement, the Company believes that Mr. Carter would not have incurred any excise tax relating to payments received in connection with a change of control on December 31, 2010, because the Company believes that the value attributable to the non-compete provisions of Mr. Carter’s employment agreement would reduce the value of the payments treated as parachute payments, within the meaning of Section 280G of the Code, to an amount below the threshold that triggers an excise tax.

The forgoing payments and benefits are subject to Mr. Carter’s executing and delivering to the Company a general release of claims and his complying with the confidentiality, non-solicitation and non-competition covenants set forth in his employment agreement.

For purposes of Mr. Carter’s employment agreement, “cause” generally means Mr. Carter’s:

(i)	conviction or entry of a plea of guilty or nolo contendere to any felony;

(ii)	engagement in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or the performance of duties or fraud;

(iii)	breach of any material term of his employment agreement;

(iv)	willful failure to follow a reasonable and lawful directive of the Board of Directors;

(v)	substantial and continued failure to perform his material duties;

(vi)	breach of the restrictive covenants contained in his employment agreement; or

(vii)	disparagement of the Company or any affiliate or any of their collective executives, stockholders, directors, or officers that has a material adverse effect.

For purposes of Mr. Carter’s employment agreement, “good reason” generally means, without Mr. Carter’s consent:

(i)	the Company’s failing to pay his base salary, earned bonus or additional earned compensation or its material failure to continue benefits or perquisites;

(ii)	a decrease in his base salary or target bonus;

(iii)	requiring Mr. Carter to regularly report to work at a facility more than 75 miles from the location of his employment;

(iv)	directing to Mr. Carter of any duties or responsibilities which are materially inconsistent with his then current duties, responsibilities, positions and/or titles;

(v)	a material reduction in his title, duties, positions or responsibilities or a substantial adverse alteration in the nature or status of his titles or responsibilities;

(vi)	the failure by the Company to continue in effect any material employee benefit or compensation plan in which Mr. Carter participates; or

(vii)	the failure of the assignee or successor entity to agree to be bound to the terms of his employment agreement.

For purposes of Mr. Carter’s employment agreement, “change of control” generally means:

(i)	the acquisition by a third party of more than 50% of the combined voting power of the Company’s then outstanding voting securities;

(ii)	during any period of twelve months, individuals who constitute the Board of Directors at the beginning of the period and new directors approved by a vote of at least a majority of the directors then still in office cease to constitute a majority;

(iii)	the consummation of a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, other than any such transaction which would result in at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction; or

(iv)	the sale or disposition of all or substantially all of the Company’s assets.

Steven P. Alsene

The Company and Steven P. Alsene, the Company’s Chief Financial Officer, are party to a letter agreement which provides for certain payments and benefits to Mr. Alsene in connection with a change of control of the Company or his termination of employment upon: (a) the termination of his employment by the Company without “cause”, or (e) the termination of employment by Mr. Alsene with “good reason.”

If Mr. Alsene’s employment were terminated by the Company without cause or by Mr. Alsene with good reason, the Company will:

(i)	pay Mr. Alsene a lump sum which equals the sum of his then base salary plus the full amount of his target bonus for the year in which the termination occurs; and

(ii)	continue to provide Mr. Alsene with health insurance benefits (for Mr. Alsene and his spouse and dependents, if applicable) for a period of up to 12 months.

In the event of a “change of control,” the Company will pay Mr. Alsene a lump sum which equals the sum of his then base salary plus the full amount of his target bonus for the year in which the termination occurs.

The forgoing payments and benefits are subject to Mr. Alsene’s executing and delivering to the Company a general release of claims.

For purposes of Mr. Alsene’s employment agreement, “cause” generally means Mr. Alsene’s:

(i)	conviction or entry of a plea of guilty or nolo contendere to any felony;

(ii)	engagement in conduct constituting breach of fiduciary duty, willful misconduct or gross negligence relating to the Company or the performance of duties or fraud which have a significant adverse effect on the Company;

(iii)	willful failure to follow a reasonable and lawful directive of the Board of Directors;

(iv)	deliberate and continued failure to perform his material duties; or

(v)	intentional disparagement of the Company or any affiliate or any of their collective executives, stockholders, directors, or officers.

For purposes of Mr. Alsene’s employment agreement, “good reason” generally means, without Mr. Alsene’s consent:

(i)	a material decrease in his base salary;

(ii)	requiring Mr. Alsene to regularly report to work at a facility more than 50 miles from the location of his employment;

(iii)	a material reduction in his duties, authorities or responsibilities;

(iv)	a material diminution in his reporting requirements;

(v)	a material diminution in the budget over which he retains authority; or

(vi)	the Company’s material breach of the letter agreement.

For purposes of Mr. Alsene’s letter agreement, the term “change of control” generally have the same meaning as such terms are defined in Mr. Carter’s employment agreement.

Michael R. Dobbs

Mr. Dobbs’ employment agreement provides for certain payments and benefits to Mr. Dobbs in connection with a change of control of the Company or his termination of employment upon: (a) his death, (b) his “incapacity” (as defined in the employment agreement), (c) the non-renewal of his employment agreement by the Company, (d) the termination of his employment by the Company without “cause”, or (e) the termination of employment by Mr. Dobbs with “good reason.” If Mr. Dobbs’ employment had been terminated on December 31, 2010 for any of the foregoing reasons the Company would have been required to pay him an amount equal to the pro rata portion (based on the portion of the year expired as of the termination date) of his target bonus for 2010 (which for the purposes of this disclosure equals the full amount of his target bonus reduced by the monthly payments Mr. Dobbs received during 2010 pursuant to the Performance Bonus Plan). In addition to the foregoing payments, in the event that Mr. Dobbs’ termination is as a result of his death or incapacity, he (or in the event of his death, his estate) is entitled to receive the full amount of his target bonus for the year in which the termination occurs (less any pro rata portion separately paid in accordance with the prior sentence). For purposes of this disclosure, such payment is equal to the pro rata payment described above.

If Mr. Dobbs’ employment were terminated as a result of the Company’s non-renewal of his employment agreement, by the Company without cause or by Mr. Dobbs with good reason, in addition to the payments set forth in the above paragraph, the Company will:

(i)	pay Mr. Dobbs a lump sum which equals two times the sum of his then base salary plus the full amount of his target bonus for the year in which the termination occurs;

(ii)	continue to provide Mr. Dobbs with all benefits provided to him prior to his termination (other than 401(k) contributions) (including health insurance benefits (for Mr. Dobbs and his spouse and dependents, if applicable), life insurance and disability insurance benefits) for a period of up to 24 months; and

(iii)	pay the cost of up to 12 months of executive-level outplacement services.

In the event of a “change of control,” the Company will pay Mr. Dobbs a lump sum which equals two times the sum of his then base salary plus the full amount of his target bonus for the year in which the termination occurs. The Company will be required to provide Mr. Dobbs with “gross-up” payments in the event such payment constitutes an “excess parachute payment” as defined under Section 280G of the Internal Revenue Code. As of the date of this proxy statement, the Company believes that Mr. Dobbs would not have incurred any excise tax relating to payments received in connection with a change of control on December 31, 2010, because the Company believes that the value attributable to the non-compete provisions of Mr. Dobbs’ employment agreement would reduce the value of the payments treated as parachute payments, within the meaning of Section 280G of the Code, to an amount below the threshold that triggers an excise tax.

The forgoing payments and benefits are subject to Mr. Dobbs’ executing and delivering to the Company a general release of claims and his complying with the confidentiality, non-solicitation and non-competition covenants set forth in his employment agreement.

For purposes of Mr. Dobbs’ employment agreement, the terms “cause”, “good reason”, and “change of control” generally have the same meaning as such terms are defined in Mr. Carter’s employment agreement.

2010 DIRECTOR COMPENSATION

The following table sets forth compensation information for the Company’s nonemployee directors for the year ended December 31, 2010.

Name (2)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Arthur J. Reimers	$171,500	$25,680	$197,180
James H. Bloem	$124,000	$17,120	$141,120
Edward L. Kuntz	$134,503	$17,120	$151,623
Arthur Siegel	$134,500	$17,120	$151,620

(1)

Amounts shown in this column represent the aggregate grant date fair value of restricted stock awards granted during 2010 computed in accordance with FASB ASC Topic 718. Such amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. On June 22, 2010, 12,000 shares of restricted stock were awarded to Mr. Reimers and 8,000 shares of restricted stock were awarded to each of Messrs. Bloem, Kuntz and Siegel with a value of $2.14 per restricted share. The shares of restricted stock granted in 2010 will vest on June 22, 2011 (the one-year anniversary the restricted stock was awarded). The aggregate grant date fair value is based on a per share stock price of $2.14 which was the closing sales price of the Company’s common stock on the OTC Bulletin Board on June 22, 2010 (the grant date of the restricted shares awarded in 2010).

(2)	At December 31, 2010, the aggregate number of restricted stock awards outstanding for each director was as follows: Mr. Reimers—60,000 shares, Mr. Bloem—28,000 shares, Mr. Kuntz—28,000 shares and Mr. Siegel—28,000 shares, and the aggregate number of stock option awards outstanding for each director was as follows: Mr. Reimers—3,833, Mr. Bloem—15,000, Mr. Kuntz—22,666 and Mr. Siegel—22,666.

Board and Committee Member Compensation

Effective beginning in 2009 and going forward, each member of the Board of Directors will receive an annual retainer of $95,000, an attendance fee of $2,000 per board meeting and a participation fee of $1,000 per telephonic board meeting. In lieu of the $95,000 annual retainer, the Chairman of the Board of Directors receives an annual retainer of $142,500. The chairman of the audit committee receives an additional annual fee of $10,000 and each member of the audit committee receives an attendance fee of $2,000 per audit committee meeting and $1,000 per telephonic audit committee meeting. Additionally, any director who serves as chairman of any other board committee will receive an annual fee of $5,000 and members of such other committees will receive an attendance fee of $1,000 per committee meeting (whether in person or telephonic). Directors who also serve as employees of the Company do not receive any compensation for their service on the Board of Directors (or any committee thereof).

Effective as of August 1, 2004, the Company established the Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan which was amended and restated effective June 29, 2007 and renamed the Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan and Stock Option Plan (the “Director’s Plan”). The Director’s Plan is intended to attract, retain and provide incentives to nonemployee directors of the Company. Under the terms of the Director’s Plan, generally, each of the Company’s nonemployee directors will receive (i) a restricted stock award of 8,000 shares of the Company’s common stock for his or her initial year as a nonemployee director (provided that such nonemployee directorship commenced on or after June 29, 2007), (ii) a restricted stock award for 4,000 shares of the Company’s common stock for each year during which he or she continues to serve as a nonemployee director and (iii) in the event that the Chairman of the Board of Directors is a nonemployee director, in lieu of any other restricted stock award to be granted under the Director’s Plan, the Chairman will receive a restricted stock award for 12,000 shares of common stock for each year he or she serves in such capacity. In addition, pursuant to the Director’s Plan, the compensation committee may make discretionary grants of stock options to nonemployee directors. On June 22, 2010, the Board of Directors awarded 12,000 shares of restricted stock to Mr. Reimers and awarded 8,000 shares of restricted stock to each of Messrs. Bloem, Kuntz and Siegel with a value of $2.14 per restricted share. 300,000 shares of common stock have been authorized by the Company for awards to be made under the Director’s Plan. The number of shares available for future awards under the Director’s Plan, as of December 31, 2010, was 62,000. For a complete copy of the Director’s Plan, as amended, please refer to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007 filed with the SEC on August 13, 2007.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010, covered numerous topics, including provisions which resulted in significant changes applicable to public companies regarding corporate governance and executive compensation practices, including Say-On-Pay provisions. As a smaller reporting company, we are not subject to the Say-On-Pay or Say-On-Pay Frequency rules until the first annual or other meeting of our stockholders at which directors will be elected occurring on or after January 21, 2013.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Board of Directors and the Company’s audit committee have adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (generally, directors, executive officers and stockholders owning five percent or greater of the Company’s outstanding stock; their immediate family members; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a beneficial ownership interest). The policy covers each transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any related person had, has or will have a direct or indirect interest. A copy of this policy is posted on the Company’s website at www.rotech.com.

All related person transactions are required to be approved in advance by the audit committee and any such transactions not so approved will be in violation of the policy unless ratified by the audit committee. Prior to entering into the proposed related person transaction, notice of the facts and circumstances of the proposed transaction is to be provided to the Company’s Chief Legal Officer. If the Chief Legal Officer determines that the proposed transaction is a related person transaction, such proposed transaction is submitted to the audit committee for consideration and approval.

The audit committee will consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the audit committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person. The audit committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee determines in good faith. The audit committee will review each related person transaction annually to determine whether it continues to be in the Company’s best interests.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

In the tables below, beneficial ownership is calculated based upon the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In computing the percentage ownership of each person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 25, 2011 are considered outstanding. These shares, however, are not considered outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth information about the beneficial ownership of the Company’s common stock by the Company’s directors and named executive officers as of April 25, 2011. Except as indicated in the notes to the table or as a result of applicable community property laws, each stockholder named in the table has sole voting and investment power to the shares shown as beneficially owned by such stockholder.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percent of Class(2)
Directors and Named Executive Officers:
Philip L. Carter(3)	971,667	3.78%
Michael R. Dobbs(4)	577,309	2.24%
Steven P. Alsene(5)	376,602	1.46%
Arthur J. Reimers(6)	345,954	1.34%
James H. Bloem(7)	143,000	*
Edward L. Kuntz(8)	203,666	*
Arthur Siegel(9)	150,666	*
All directors and executive officers, as a group	2,768,864	10.78%

*	Less than 1%.

(1)	The address for those named in the table is: c/o Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804.

(2)	Percent of class in the above table is based on 25,680,268 shares of the Company’s common stock outstanding on April 25, 2011. Options held by the Company’s directors and executive officers as a group that are presently exercisable or exercisable within 60 days of April 25, 2011 are considered outstanding for the purpose of computing the percentage ownership of the group.

(3)	Includes 129,375 shares of the Company’s common stock owned by Mr. Carter and options granted under the Company’s Option Plan to purchase 842,292 shares of the Company’s common stock which are presently exercisable or exercisable within 60 days of April 25, 2011. Does not include options granted to purchase 327,708 shares of common stock, which remain unvested. Effective as of April 17, 2007, Mr. Carter was granted options to purchase 750,000 shares of common stock, all of which are freely exercisable as of April 25, 2011. In addition, effective March 17, 2011, Mr. Carter was granted options to purchase 170,000 shares of common stock of which options to purchase 14,167 shares of common stock are presently exercisable or exercisable within 60 days of April 25, 2011. These options vest over a period of three years from March 17, 2011 in twelve equal quarterly installments. As discussed above under the caption “Compensation Discussion and Analysis-Stock Option Exchange”, effective December 31, 2009, Mr. Carter exchanged 750,000 options granted on December 19, 2002 for options to purchase 250,000 shares of common stock, of which options to purchase 78,125 shares of common stock are presently exercisable or exercisable within 60 days of April 25, 2011. These options vest in sixteen equal quarterly installments, (the first such installment vesting on April 1, 2010), and 100% of these options will vest on June 22, 2012, subject to Mr. Carter’s continued service with us through each such vesting date.

(4)	Includes 130,225 shares of the Company’s common stock owned by Mr. Dobbs and options granted under the Company’s Option Plan to purchase 447,084 shares of common stock which are presently exercisable or exercisable within 60 days of April 25, 2011. Does not include options granted to purchase 151,249 shares of common stock, which remain unvested. Effective as of April 17, 2007, Mr. Dobbs was granted options to purchase 400,000 shares of common stock, all of which are freely exercisable as of April 25, 2011. In addition, effective March 17, 2011, Mr. Dobbs was granted options to purchase 65,000 shares of common stock of which options to purchase 5,417 shares of common stock are presently exercisable or exercisable within 60 days of April 25, 2011. These options vest over a period of three years from March 17, 2011 in twelve equal quarterly installments. As discussed above under the caption “Compensation Discussion and Analysis-Stock Option Exchange”, effective December 31, 2009, Mr. Dobbs exchanged 400,000 options granted on April 7, 2003 for options to purchase 133,333 shares of common stock, of which options to purchase 41,667 shares of common stock are presently exercisable or exercisable within 60 days of April 25, 2011. These options vest in sixteen equal quarterly installments, (the first such installment vesting on April 1, 2010), and 100% of these options will vest on October 9, 2012, subject to Mr. Dobbs’ continued service with us through each such vesting date.

(5)	Includes 153,476 shares of the Company’s common stock owned by Mr. Alsene and options granted under the Company’s Option Plan to purchase 223,126 shares of common stock which are presently exercisable or exercisable within 60 days of April 25, 2011. Does not include options granted to purchase 145,207 shares of common stock, which remain unvested. Effective as of November 15, 2006, Mr. Alsene was granted options to purchase 100,000 shares of common stock, all of which are freely exercisable as of April 25, 2011. Effective September 14, 2009, Mr. Alsene was granted options to purchase 200,000 shares of common stock of which options to purchase 116,667 shares of common stock are presently exercisable or exercisable within 60 days of April 25, 2011. These options vest over a period of three years from September 14, 2009 in twelve equal quarterly installments. In addition, effective March 17, 2011, Mr. Alsene was granted options to purchase 65,000 shares of common stock of which options to purchase 5,417 shares of common stock are presently exercisable or exercisable within 60 days of April 25, 2011. These options vest over a period of three years from March 17, 2011 in twelve equal quarterly installments . As discussed above under the caption “Compensation Discussion and Analysis-Stock Option Exchange”, effective December 31, 2009, Mr. Alsene exchanged 10,000 options granted on October 18, 2004 for options to purchase 3,333 shares of common stock, of which options to purchase 1,042 shares of common stock are presently exercisable or exercisable within 60 days of April 25, 2011. These options vest in sixteen equal quarterly installments, (the first such installment vesting on April 1, 2010), subject to Mr. Alsene’s continued service with us through each such vesting date.

(6)	Includes (i) 285,954 shares of the Company’s common stock owned by Mr. Reimers and (ii) 60,000 restricted shares awarded under the Company’s Director’s Plan which are presently transferable or transferable within 60 days of April 25, 2011.

(7)	Includes (i) 115,000 shares of the Company’s common stock owned by Mr. Bloem and (ii) 28,000 restricted shares awarded under the Company’s Director’s Plan which are presently transferable or transferable within 60 days of April 25, 2011.

(8)	Includes (i) 175,666 shares of Company common stock owned by Mr. Kuntz and (ii) 28,000 restricted shares awarded under the Company’s Director’s Plan which are presently transferable or transferable within 60 days of April 25, 2011.

(9)	Includes (i) 122,666 shares of Company common stock owned by Mr. Siegel and (ii) 28,000 restricted shares awarded under the Company’s Director’s Plan which are presently transferable or transferable within 60 days of April 25, 2011.

The table below sets forth certain information as to each person or entity known to the Company to be the beneficial owner of five percent or more of any class of the Company’s voting securities as of April 25, 2011.

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percent of Class(1)
Five Percent or Greater Holders:
Jefferies Group, Inc. and related entities(2) 250 Madison Avenue New York, NY 10022	1,475,000	5.74%

The Goldman Sachs Group, Inc. and Goldman, Sachs & Co.(3) 200 West Street New York, NY 10282	1,538,530	5.99%

Venor Capital Master Fund Ltd and related parties(4) c/o International Fund Services (Ireland) Limited Bishop’s Square, 3rd Floor Redmond’s Hill, Dublin 2, Ireland.	1,603,100	6.24%

Deutsche Bank AG(5) Theodor-Heuss-Allee 70 60468 Frankfurt am Main Federal Republic of Germany	2,269,496	8.83%

(1)	Percent of class in the above table is based on 25,680,268 shares of the Company’s common stock outstanding on April 25, 2011.

(2)	Information is based solely on a Schedule 13G filed with the SEC on February 11, 2011. The Schedule 13G was filed by the following entities: (i) Jefferies High Yield Trading, LLC (“Trading”), (ii) Jefferies High Yield Holdings, LLC (“Holdings”) and (iii) Jefferies Group, Inc. (“Group”). The foregoing reporting persons hold an aggregate of 1,475,000 shares of the Company’s common stock. The Schedule 13G indicates that reporting persons have shared power to vote and dispose of all of such shares and the securities being reported on by Group, as a parent holding company, are owned, or may be deemed to be beneficially owned by Trading and Holdings, a broker or dealer registered under Section 15 of the Exchange Act.

(3)	Information is based solely on a Schedule 13G filed with the SEC on February 10, 2011. The Schedule 13G was filed by the following entities: (i) The Goldman Sachs Group, Inc. (“GSG”) and (ii) Goldman, Sachs & Co. (“GSC”). The foregoing reporting persons hold an aggregate of 1,538,530 shares of the Company’s common stock. The Schedule 13G indicates that reporting persons have shared power to vote and dispose of all of such shares and the securities being reported on by GSG, as a parent holding company, are owned, or may be deemed to be beneficially owned by GSC, a broker or dealer registered under Section 15 of the Exchange Act and an investment adviser registered under Section 203 of the Investment Adviser Act of 1940.

(4)	Information is based solely on a Schedule 13G filed with the SEC on January 3, 2011. The Schedule 13G was filed by the following entities: (i) Venor Capital Master Fund Ltd (“Ltd”), (ii) Venor Capital Management LP (“LP”), (iii) Venor Capital Management GP LLC (“LLC”), (iv) Jeffrey Bersh (“Bersh”) and (v) Michael Wartell (“Wartell”). The foregoing reporting persons hold an aggregate of 1,603,100 shares of the Company’s common stock. The Schedule 13G indicates that reporting persons have shared power to vote and dispose of all of such shares but only Ltd claims beneficial ownership of all of such shares. LP, LLC, Bersh and Wartell disclaim beneficial ownership of all of such shares. LP serves as principal investment manager to investment funds with respect to which it has voting and dispositive power over the shares. LLC is the general partner of LP, as such, it may be deemed to control such entity and therefor may be deemed to be the beneficial owner of all of such shares. Bersh is a managing member of LLC, as such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of all of such shares. Wartell is a managing member of LLC, as such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of all of such shares.

(5)	Information is based solely on a Schedule 13G/A filed with the SEC on February 11, 2011. The Schedule 13G/A was filed by Deutsche Bank AG (“Deutsche Bank”). The foregoing reporting persons hold an aggregate of 2,269,496 shares of the Company’s common stock. The Schedule 13G/A indicates that Deutsche Bank is the beneficial owner of 2,269,496 shares and has the sole power to vote and dispose of all of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers, and greater than 10% stockholders are required by the SEC to furnish the Company with copies of the reports they file.

Based solely on the Company’s review of the copies of such reports and written representations from certain reporting persons that certain reports were not required to be filed by such persons, the Company believes that all of its directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during the 2010 fiscal year except as follows: due to administrative error, 50,000 shares were omitted from Mr. Reimers’s original Form 4 filed on November 12, 2009, and also omitted from eight Forms 4 and one Form 5 filed by Mr. Reimers after his original Form 4 was filed on November 12, 2009. A Form 4/A was filed on March 16, 2011 to correct the original Form 4 filed on November 12, 2009.

CORPORATE GOVERNANCE MATTERS

Board Meetings

In 2010, the Board of Directors held 9 meetings in person or by conference telephone. During 2010, each incumbent director attended at least 88% of the aggregate of: (1) the total number of the Board of Director meetings (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of the board on which he served (during the periods that he served on such committee). The Company holds at least five meetings of its Board of Directors each year. While the Company encourages all members of the Board of Directors to make every effort to attend the annual meeting of stockholders, there is no formal policy that requires their attendance at the annual meeting of stockholders. Mr. Carter, the Company’s Chief Executive Officer, President and member of the Board and Messrs. Kuntz and Siegel attended the Company’s 2010 annual meeting of stockholders.

Board of Director Independence

Each year, the Board of Directors and the Company’s nominating and corporate governance committee review the relationships that each director has with the Company and with other parties. Only those directors who do not have any relationship that would preclude them from being independent and who the Board of Directors affirmatively determines have no relationships with the Company that would impair their independence, are considered to be independent directors. For this purpose, the Company uses its own definitions for determining whether its directors and nominees for director, and members of specific committees of the Board of Directors, are independent. These definitions are available on our web site at www.rotech.com. The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include the current and historic relationships and transactions that members of our Board of Directors and their immediate family members have with the Company and its competitors, suppliers, auditors and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which the members of our Board of Directors are directors or executive officers. After evaluating these factors, the Board of Directors has determined that Mr. Bloem, Mr. Kuntz, Mr. Reimers and Mr. Siegel are independent directors. Accordingly, a majority of the current members of our Board of Directors are “independent” directors under the foregoing definitions. Philip L. Carter is not independent because he is the President and Chief Executive Officer of the Company.

Board Leadership Structure

The Board of Directors has separated the roles of the Chairman of the Board of Directors and the CEO in recognition of the differences between the two roles. The policy of the Board of Directors, as described in the Company’s Corporate Governance Guidelines, is that the role of Chairman of the Board of Directors and CEO should be separate and the Chairman should be selected from among the Independent Directors. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO, establishes the agenda for Board of Directors meetings (in consultation with the members of the Board and with management), and presides over meetings of the full Board of Directors. The Board of Directors believes that having an independent director serve as Chairman of the Board of Directors is in the best interest of stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in establishing priorities and procedures for the work of the Board of Directors.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

Consistent with the Company’s Corporate Governance Guidelines, Code of Ethics and Policy Statement on Business Ethics and Conflicts of Interest, our Board of Directors administers its risk oversight function with respect to our operating risk as a whole, and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board of Directors also delegates oversight to the audit, compensation and nominating and corporate governance committees to oversee selected elements of risk:

•

Our audit committee oversees financial risk exposures, including monitoring the integrity of the financial statements, internal controls over financial reporting, and the independence of the independent auditor of the Company. The audit committee receives a risk and internal controls assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate. The audit committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The audit committee also monitors our Compliance Hotline (as described in the Policy Statement on Business Ethics and Conflict of Interest) with respect to financial reporting matters. The audit committee also oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies. Individuals who supervise day-to-day risk in this area report directly to the Board of Directors, and the Company’s Chief Financial Officer and meet regularly with our audit committee to discuss and advise on elements of risks related to our credit risk and function.

•

Our nominating and corporate governance committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board Committees. The Company’s nominating and corporate governance committee also oversees risk by working with management to adopt codes of conduct and business ethics designed to encourage the highest standards of business ethics.

•

Our compensation committee oversees risk management by participating in the creation of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Our Board of Directors and committees’ risk oversight responsibilities are discussed further in specific sections relating to the committees of the Board of Directors below.

Risk Assessment in Compensation Programs. Consistent with new SEC disclosure requirements, we have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Company management has considered the Company’s executive and broad-based compensation policies and practices to determine if these policies and practices create undesired or unintentional risk of a material nature.

This risk assessment process included a review of our compensation program’s policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to Company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of the Company; and are supported by the oversight and administration of the compensation committee with regard to executive compensation programs.

In determining the independence of the current members of the Board of Directors and those individuals who served on the Board during 2010, the Board of Directors and the Company’s nominating and corporate governance committee considered the following transactions and relationships:

•

Payments received by or on behalf of the Company from Humana Inc. or it subsidiaries in the ordinary course of business related to claims by Humana health plan beneficiaries—Mr. Bloem serves as the Chief Financial Officer of Humana Inc.

•	The status of Mr. Reimers’ sister as a partner with Deloitte & Touche LLP—Deloitte & Touche LLP serves as the Company’s independent auditors.

•

On March 17, 2011, the Company closed its offering of $290 million in aggregate principal amount of its 10.5% Senior Second Lien Notes due 2018 (the “Notes”). The Notes were offered to qualified institutional buyers, to persons outside the United States and to certain accredited investors. The purchasers of the Notes included Mr. Carter, Mr. Kuntz and Mr. Reimers, who respectively purchased $3,000,000, $500,000 and $3,000,000 in principal amount of the Notes. Messrs. Carter, Kuntz and Reimers are members of the Board of Directors and Mr. Carter also serves as the Company’s Chief Executive Officer.

Non-management members of the Board of Directors of the Company are scheduled to meet in executive session without members of management present at least twice annually. In 2010, non-management members of the Board of Directors met in executive session without management present 5 times.

Code of Ethics

The Company has adopted a code of ethics that applies to the members of its Board of Directors, principal executive officer, principal financial officer and other persons performing similar functions. The Company has also issued a Policy Statement on Business Ethics and Conflicts of Interest which is applicable to all employees. The Company’s code of ethics and Policy Statement on Business Ethics and Conflicts of Interest are posted on its internet website, www.rotech.com, and are available, without charge, upon written request directed to the Chief Legal Officer, Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804.

Stockholder Communications

Stockholders may send communications to the Board of Directors by mail to the Company’s Corporate Secretary at Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804. Communications should be addressed to the attention of the Board as a whole or to specific Board members. Stockholders desiring to limit or direct their communications to nonemployee directors only should so indicate in the communication and direct the communication to the chairperson of the nominating and corporate governance committee. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the

Company’s corporate office that is addressed to the attention of the Board or to a specific Board member unless the Company believes the communication may pose a security risk.

Board Committees

The Company has an audit committee, a nominating and corporate governance committee and a compensation committee.

Audit Committee

The audit committee of the Board of Directors has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the retention and, if necessary, the termination of the Company’s auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company’s independent auditors and the Company’s accounting practices. Currently, Messrs. Siegel, Reimers, Bloem and Kuntz are the director members of the audit committee. The audit committee held nine (9) meetings during fiscal 2010 in person or by conference telephone. The audit committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the committee’s composition and meetings. This charter was amended on April 12, 2010, and is posted on the Company’s internet website, www.rotech.com. Additional copies of the charter are available, without charge, upon written request directed to the Company’s Chief Legal Officer, Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804.

Mr. Siegel currently serves as the chairman of the Company’s audit committee. The Board of Directors has determined that, based upon Mr. Siegel’s experience in the fields of accounting and auditing services and Mr. Bloem’s experience as a senior financial executive as well as a tax attorney and certified public accountant, each qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC. Please see “Proposal 1—Election of Directors” for a description of Mr. Siegel’s and Mr. Bloem’s relevant experience. The Board of Directors has determined that all of the current members of the audit committee are “independent” as described under “Board of Director Independence” above.

The audit committee assists the Board of Directors in fulfilling its oversight responsibilities as related to the Company’s risk management processes. The Board of Directors and audit committee oversee (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in the audit committee charter, as adopted by the Board of Directors. The audit committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the audit committee reports regularly to the Board of Directors. The Board of Directors and audit committee focus on the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and audit committee on a regular basis and more frequently as appropriate. The Board of Directors believes this division of responsibilities is the most effective approach for addressing the risks facing the Company.

Audit Committee Report

In connection with the Company’s audited financial statements for the year ended December 31, 2010, the audit committee has (1) reviewed and discussed the audited financial statements with management; (2) discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114 (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent auditor the independent auditor’s independence.

Based on the review and discussions referred to in items (1) through (3) of the above paragraph, the audit committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

Audit Committee

Arthur Siegel, Chairman

James H. Bloem

Edward L. Kuntz

Arthur J. Reimers

Compensation Committee

The compensation committee of the Board of Directors, which is currently comprised of Messrs. Kuntz, Bloem, Reimers and Siegel, recommends, reviews and oversees the salaries, benefits, and stock option plans for the Company’s employees, consultants, directors and other individuals compensated by the Company. The Board of Directors has determined that all of the current members of the compensation committee are independent as described under “Board of Director Independence” above. Mr. Kuntz currently serves as chairman of the compensation committee. The compensation committee met four (4) times in fiscal 2010 in person or by conference telephone.

The compensation committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the committee’s composition and meetings. The compensation committee’s responsibilities include:

•	to make decisions for or recommendations to the Board with respect to the compensation of all directors, officers and other key executives.

•

to make recommendations to the Board regarding the Company’s compensation plans, including the Company’s incentive compensation plans and equity-based plans. The committee has and exercises all the authority of the Board with respect to the administration of such plans.

•

to review and approve on an annual basis, corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, evaluate the CEO’s performance in light of whether the goals and objectives have been achieved and set the CEO’s compensation levels based on this evaluation.

•	to establish goals, make awards, review performance and determine, or recommend to the Board, awards earned under our annual and long-term incentive compensation plans.

•

to review and discuss with management the compensation discussion and analysis and based upon such review and discussion, determine whether to recommend to the Board that the compensation discussion and analysis be included in our proxy statement or our Annual Report on Form 10-K.

•	preparation of the compensation committee report to be included in the Company’s proxy statement or Annual Report on Form 10-K.

The compensation committee and the Board of Directors have sole and direct responsibility for determining compensation of our executive officers and directors. The compensation committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee. In addition, the compensation committee has the authority to delegate responsibility for the day-to-day management of executive compensation to the officers of the Company. In determining compensation, the compensation committee may use recommendations from directors that do not serve on the compensation committee, the Chief Executive Officer and compensation consultants. The Chief Executive Officer regularly attends meetings of the compensation committee. The compensation committee meets in executive session as needed. The compensation committee has the resources and authority appropriate to discharge its duties and responsibilities. The compensation committee has the sole authority to retain or terminate compensation consultants to assist it in the evaluation of director, chief executive officer and senior executive compensation. The compensation committee also has the sole authority to determine the terms of engagement and the extent of funding necessary for payment of compensation to any consultant retained to advise the compensation committee.

The chairperson determines the agenda (in consultation with the members of the Board and with management) and the frequency and the length of meetings. Any Board member is entitled to include additional subjects on the agenda for each compensation committee meeting, as applicable. In addition, at the first meeting of the compensation committee held following each year’s annual meeting of stockholders, the chairperson, in consultation with the other members of the compensation committee, determines a list of items to be addressed by the compensation committee during the coming year. The compensation committee regularly reports to the Board summarizing the committee’s actions and any significant issues considered by the committee. The Compensation Discussion and Analysis section above discusses the role of the Company’s executive officers and compensation consultants in determining or recommending compensation for the Company’s named executive officers. The Compensation Discussion and Analysis section above also discusses additional processes and procedures for consideration and determination of compensation of our named executive officers.

The Board of Directors determines compensation for our nonemployee directors based upon recommendations from the compensation committee. A copy of the compensation committee’s charter, which was amended on April 13, 2010, is posted on the Company’s internet website, www.rotech.com. Additional copies of the charter are available, without charge, upon written request directed to the Company’s Chief Legal Officer, Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804.

Compensation Committee Interlocks and Insider Participation

During 2010, the following current directors, Messrs. Kuntz (Chairman) Siegel, Reimers and Bloem served on the Company’s compensation committee. No member of the compensation committee (i) was an officer or employee of the Company or any of its subsidiaries during 2010, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers serve, or during 2010 served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of the Board of Directors, which is currently comprised of Messrs. Siegel, Reimers, Bloem and Kuntz, among other things, identifies and recommends individuals to the Board for nomination as members of the Board and its committees, develops and recommends to the Board, and reviews on an ongoing basis, a set of corporate governance principles (the “Corporate

Governance Guidelines”) and oversees the evaluation of the Board and the Chief Executive Officer. The nominating and corporate governance committee held two (2) meetings during fiscal 2010 in person or by conference telephone. The nominating and corporate governance committee acts under a written charter, which more specifically sets forth its responsibilities and duties, as well as requirements for the committee’s composition and meetings. The Company’s by-laws were amended on March 6, 2008 to provide for majority voting for directors. A copy of the nominating and corporate governance committee’s charter, which was amended on April 13, 2010, is posted on the Company’s internet website, www.rotech.com. The Board of Directors has determined that all of the current members of the nominating and corporate governance committee are independent as that term is described under “Board of Director Independence” above. Mr. Kuntz currently serves as chairman of the nominating and corporate governance committee. A copy of the Company’s Corporate Governance Guidelines is posted on the Company’s internet website, www.rotech.com. Additional copies of the nominating and corporate governance committee charter and Corporate Governance Guidelines are available, without charge, upon written request directed to the Company’s Chief Legal Officer, Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804.

As reflected in the charter of the nominating and corporate governance committee, factors considered by the committee in the selection of director nominees are those it may deem appropriate, consistent with the criteria listed in the Company’s Corporate Governance Guidelines, and include judgment, character, high ethics and standards, integrity, skills, diversity, independence, experience with businesses and organizations of a comparable size to the Company, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board or any of its committees. As necessary, the nominating and corporate governance committee will establish additional criteria for the selection of new directors to serve on the Board. In addition, in considering nominees for director, the nominating and corporate governance committee will review the qualifications of available candidates that are brought to the attention of the committee by any member of the Board, stockholders and management or identified by the committee through the use of search firms or otherwise. The nominating and corporate governance committee will also establish procedures for the nominating and corporate governance committee to exercise oversight of the evaluation of management and the Board of Directors. The nominating and corporate governance committee generally reports to the Board of Directors following the end of each fiscal year with an evaluation of the Board of Directors’ performance of its duties and responsibilities during the preceding fiscal year with the objective of improving the effectiveness of the Board of Directors. The purpose of these reviews and deliberations are to improve the performance of the Board of Directors.

The nominating and corporate governance committee is responsible for reviewing the leadership structure of the Board of Directors. As part of this review, the nominating and corporate governance committee evaluates, among other factors: (i) the skill set and experience of the management team and the Board, (ii) the effectiveness of strategic decision making within the organization, and (iii) the efficiency and effectiveness of the current leadership structure. The nominating and corporate governance committee makes its recommendation to the full Board of Directors, which is responsible for approving the leadership structure of the Board of Directors.

The nominating and corporate governance committee will consider nominees recommended by stockholders. The policy adopted by the nominating and corporate governance committee provides that nominees recommended by stockholders are given appropriate consideration and will be evaluated in the same manner as other nominees. Stockholders who wish to submit nominees for director for consideration by the nominating and corporate governance committee for election at the Company’s 2012 annual meeting of stockholders may do so by submitting in writing such nominee’s name, in compliance with the procedures and along with the other information required by the Company’s By-laws and Regulation 14A under the Exchange Act (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), to the Secretary of the Company, at Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804 within the time frames set forth under the caption “Stockholder Proposals for 2012 Annual Meeting.”

The nominating and corporate governance committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. Members of the nominating and corporate governance committee discuss and evaluate possible candidates in detail prior to recommending them to the Board of Directors.

PROPOSAL 1

ELECTION OF BOARD OF DIRECTORS

The Company’s Board of Directors (the “Board”) is currently comprised of five (5) members. There are currently two vacancies on the Board. The Board has nominated five (5) director candidates for election at the Annual Meeting. Immediately following the Annual Meeting, there will be two vacancies on the Board. All nominees identified below are expected to serve if elected, and each of them has consented to being named in this Proxy Statement and to serve if elected. If a nominee is unable or unwilling to serve at the time of the election, the persons named in the form of proxy will have the right to vote according to their judgment for another person instead of such unavailable nominee. All of the director nominees are currently directors of the Company.

Information Regarding Nominees to the Board of Directors

The following table provides information regarding each nominee to the Board of Directors.

Name	Age	Position
Philip L. Carter	62	President, Chief Executive Officer and Director
Arthur J. Reimers	56	Chairman of the Board
James H. Bloem	60	Director
Edward L. Kuntz	66	Director
Arthur Siegel	73	Director

All directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Philip L. Carter has been President, Chief Executive Officer and a director of the Company since December 2002. From May 1998 to February 2002, Mr. Carter was the Chief Executive Officer and a director of Apria Healthcare Group Inc., then a publicly traded healthcare company. Prior to joining Apria Healthcare Group Inc., Mr. Carter had served as President and Chief Executive Officer of Mac Frugal’s Bargains Close-Outs Inc., a chain of retail discount stores, since 1995.

Arthur J. Reimers, the Chairman of the Board of Directors, has been a director of the Company since March 2002. From 2001 to present, Mr. Reimers has acted as an independent investor and business consultant. Mr. Reimers joined Goldman, Sachs & Co. as an investment banker in 1981 and in 1990 became a partner of the firm. Upon Goldman, Sachs & Co.’s initial public offering in 1998, he became a Managing Director and served in that capacity until his retirement in 2001. From 1996 through 1999, Mr. Reimers served as a co-head of Goldman, Sachs & Co.’s Healthcare Group, Investment Banking Division. Mr. Reimers serves on the Board of Directors of FBR Capital Markets Corporation, where he is Lead Director. Mr. Reimers also serves on the Board of Directors of The International Justice Mission, a human rights organization and The Connecticut Coalition for Achievement Now (“ConnCAN”), an education reform advocacy organization. Mr. Reimers also currently serves as a member of the Management Advisory Board of New Mountain Capital, L.L.C., a private equity firm, and as a senior advisor to the New Mountain Vantage Fund, a public equity investment fund. Mr. Reimers is currently an assistant adjunct professor at Miami University and sits on the investment committee of the Miami University Foundation. Mr. Reimers also serves on the board of trustees of the Boys & Girls Club of Greenwich. Mr. Reimers has a Bachelor of Science from Miami University and a Masters of Business Administration from the Harvard Business School. The Board believes that Mr. Reimers’ strong leadership skills, strategic insights together with his extensive experience and knowledge in the area of corporate finance bring a unique perspective to the Board. Mr. Reimers’ extensive experience in healthcare investment banking and experience serving on the boards of other healthcare entities adds considerable value to the deliberations of the Board.

James H. Bloem has been a director of the Company since October 2005. Since February 2001, Mr. Bloem has served as Senior Vice President, Chief Financial Officer and Treasurer of Humana Inc., a publicly traded health benefits company. Mr. Bloem currently serves on the board of directors for Warner Chilcott PLC, a publicly traded company. Mr. Bloem has extensive experience as a senior financial and operating executive for publicly traded companies as well as a corporate and tax attorney and certified public accountant in private practice. Mr. Bloem has a Bachelor of Arts degree from Calvin College, a Juris Doctor degree from Vanderbilt Law School and a Masters of Business Administration from Harvard Business School. The Board believes that Mr. Bloem’s knowledge of corporate finance and accounting as well as his legal background contribute to the strategic composition of the Board. Mr. Bloem’s experience as the Chief Financial Officer of several public companies, together with his past and present experience as a director of public companies also bring considerable value to the deliberations of the Board.

Edward L. Kuntz has been a director of the Company since March 2002. Mr. Kuntz currently serves as Chairman of the Board of Directors of Kindred Healthcare, Inc., a long-term health care provider. From 1999 to December 2003, Mr. Kuntz served as the Chairman of the Board and Chief Executive Officer of Kindred. From 1998 to 1999, Mr. Kuntz served in several other capacities at Kindred, including as President, Chief Operating Officer and a director. From 1992 to 1997, Mr. Kuntz was Chairman and Chief Executive Officer of Living Centers of America, Inc., a leading provider of long-term health care services. After leaving Living Centers of America, Inc., he served as an advisor and consultant to a number of health care services and investment companies. Mr. Kuntz has a Masters of Law, a Juris Doctor and a Bachelor of Arts degree from Temple University. The Board believes that Mr. Kuntz’s extensive executive and operational experience in the healthcare sector together with his experience and knowledge in the area of corporate governance provides a unique perspective to the Board. Mr. Kuntz’s legal background and his extensive experience serving on the boards of healthcare companies also brings considerable value to the deliberations of the Board.

Arthur Siegel has been a director of the Company since October 2002. He is currently an independent consultant. From October 1997 to August 2001, he was the executive director of the Independence Standards Board, a promulgator of independence standards for auditors. In October 1997, he retired from Price Waterhouse LLP (now PricewaterhouseCoopers LLP) after 37 years, including 25 years as a partner and seven years as vice chairman of accounting and auditing services. Mr. Siegel holds a Masters of Business Administration and a Bachelor of Arts from Columbia University. The Board believes that Mr. Siegel’s extensive experience in public accounting and auditing provides considerable value to the deliberations of the Board. Mr. Siegel’s knowledge and experience qualifies him as a “financial expert” pursuant to the SEC guidelines for audit committee purposes.

Vote Required

The affirmative vote of the holders of a majority of the combined voting power of all shares of the Company’s common stock voted at the Annual Meeting at which a quorum is present, whether in person or by proxy, is required to elect directors. Each share of common stock has one (1) vote. The enclosed proxy allows you to vote for the election of all of the nominees listed, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. A vote to withhold authority with respect to any or all nominees will be counted as a vote against the nominee(s) for the purposes of determining whether the number of votes cast for a nominee’s election exceeds the number of votes cast against such nominee’s election. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

If you do not vote for a nominee, your vote will not count either for or against the nominee. Also, if your broker does not vote on any of the nominees, it will have no effect on the election.

The persons named in the enclosed proxy intend to vote FOR the election of all of the nominees. Each of the nominees currently serves as a director of the Company. Each of the nominees has consented to be nominated. The Company does not foresee that any of the nominees will be unable or unwilling to serve, but if such a situation should arise, your proxy will vote in accordance with his or her best judgment.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE ELECTION OF MESSRS. CARTER, REIMERS, BLOEM, KUNTZ AND SIEGEL.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has selected Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. The audit committee and the Board of Directors have determined that the selection of Deloitte & Touche LLP should be submitted to the Company’s stockholders for ratification. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Principal Accountant Fees and Services

Principal Accountant Fees

The aggregate fees paid for professional services rendered by Deloitte & Touche LLP and its affiliates (collectively, the “Deloitte Entities”), the Company’s principal accountant, for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2010 and December 31, 2009 were approximately $1,167,248 and $1,175,822, respectively.

The following table sets forth fees paid to the Deloitte Entities with respect to services provided for fiscal years 2010 and 2009 (dollars in thousands):

Fee Category	Fiscal Year 2010	% of Total	Fiscal Year 2009	% of Total
Audit Fees(1)	$1,021	87%	$1,176	100%
Audit-Related Fees(2)	147	13%	—	—
Tax Fees	—	—	—	—
All Other Fees	—	—	—	—

Total Fees	$1,168	100%	$1,176	100%

(1)	Audit Fees are fees for professional services performed for the audit of the Company’s annual financial statements and review of quarterly financial statements included in the Company’s 10-Q filings.

(2)	Audit-Related Fees are fees for professional services performed in connection with financing activities.

Pre-approval Policy

The Company’s audit committee has policies and procedures that require the pre-approval by the audit committee of each service performed by the Company’s independent registered public accounting firm. During the course of the year, the audit committee will review, evaluate and approve proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the Company’s accountants. As applicable, the authority to grant pre-approvals may be delegated to one or more of the members of the audit committee. However, any decision made by these members must be presented to the full audit committee at a future audit committee meeting.

All of the fees and services provided as noted in the table above were authorized and approved by the audit committee in compliance with the pre-approval policies and procedures described herein.

Vote Required

The affirmative vote of the holders of the majority of the combined voting power of the common stock voted at the Annual Meeting, whether in person or by proxy, is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2011 fiscal year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholders who, in accordance with Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by the Company in connection with the Company’s 2012 annual meeting must submit their proposals to the Company’s Secretary at the principal executive offices of the Company no later than December 31, 2011. However, if the date of the 2012 annual meeting of stockholders is changed by more than 30 days from the date of this year’s Annual Meeting (June 24th) then the deadline for submission of stockholder proposals would be a reasonable time before the Company begins to print and mail its proxy materials for the 2012 annual meeting of stockholders. Upon determination by the Company that the date of the 2012 annual meeting will be advanced or delayed by more than 30 days from the date of this year’s Annual Meeting, the Company will disclose such change in the earliest possible Quarterly Report on Form 10-Q or other applicable Exchange Act report filed with the SEC.

Stockholder proposals that are not made under Rule 14a-8, including director nominations, must comply with the Company’s By-laws, under which, such proposals must be delivered to the Company’s Secretary at the principal executive offices of the Company no earlier than the close of business on March 26, 2012 and no later than the close of business on April 25, 2012 to be considered timely, provided, however, in the event that the date of the 2012 annual meeting is more than thirty (30) days before or more than sixty (60) days after June 24, 2012, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to the 2012 annual meeting and not later than the close of business on the later of the 60th day prior to the 2012 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

ANNUAL REPORT

The Company’s Annual Report to Stockholders for 2010, containing audited financial statements for the years ended December 31, 2009 and December 31, 2010 accompanies this Proxy Statement. Upon written request, the Company will send to stockholders of record, without charge, additional copies of its Annual Report on Form 10-K (including amendments thereto) for the fiscal year ended December 31, 2010 (without exhibits) and additional copies of this Proxy Statement, each of which the Company has filed with the SEC. In addition, upon written request and payment of a fee equal to the Company’s reasonable expenses, the Company will send to stockholders of record, copies of any exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC. All written requests should be directed to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement.

By Order of the Board of Directors,

Philip L. Carter

President and Chief Executive Officer

Orlando, Florida

April 29, 2011

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.

THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE

ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

PLEASE VOTE—YOUR VOTE IS IMPORTANT.

ANNUAL MEETING OF STOCKHOLDERS OF

ROTECH HEALTHCARE INC.

June 24, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.rotech.com/proxymaterials.html

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

00033333303000000000 0 062411

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES AND THE PROPOSALS LISTED BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned common stockholder.

If a nominee is unable or unwilling to serve at the time of election, the persons named as proxies will have the right to vote according to their judgment for another person instead of such unavailable nominee.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given. You may strike out the persons named as proxies and designate a person of your choice, and may send this proxy directly to such person.

1. ELECTION OF DIRECTORS: 1a) Arthur J. Reimers

1b) Philip L. Carter 1c) James H. Bloem 1d) Edward L. Kuntz 1e) Arthur Siegel

2. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

3. IN THEIR DISCRETION, THE ABOVE NAMED PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR OWN JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

FORAGAINSTABSTAIN

To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method. Signature of StockholderDate: Signature of StockholderDate: NotePlease sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please givefull title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ROTECH HEALTHCARE INC.PROXYFOR COMMON STOCKHOLDERS FORTHE ANNUALMEETING OF STOCKHOLDERSTO BE HELD ON FRIDAY,JUNE 24, 2011THIS PROXYIS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned common stockholder of Rotech Healthcare Inc. (the “Company”) hereby appoints each ofPhilip L. Carter and Rebecca L. Myers, attorneys and proxies, each with full power of substitution, torepresent the undersigned and vote all shares of common stock of the Company which the undersigned isentitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meetingof Stockholders of the Company to be held at the Hyatt Regency, Orlando International Airport, 9300 AirportBoulevard, Orlando, Florida on Friday, June 24, 2011 at 8:30 a.m., local time, and at any adjournmentsthereof, with respect to the proposals hereinafter set forth and upon such other matters as may properlycome before the Annual Meeting and any adjournments thereof.UNLESS OTHERWISE SPECIFIED, THIS PROXYWILLBE VOTED “FOR” THE ELECTION OF ALLNOMINEESAS DIRECTORS OF THE COMPANY, “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE &TOUCHE LLPAS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THEFISCALYEAR ENDING DECEMBER 31, 2011, AND IN THE DISCRETION OF THE PROXIES WITH RESPECTTO ALLOTHER MATTERS WHICH MAYPROPERLYCOME BEFORE THE ANNUALMEETING AND ANYADJOURNMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYINGNOTICE OF ANNUALMEETING AND PROXYSTATEMENT.(Continued and to be signed on the reverse side)

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